Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement on Form S-4 of our report dated February 14, 2017, relating to the consolidated financial statements and financial statement schedule of Caesars Entertainment Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company’s majority owned subsidiary, Caesars Entertainment Operating Company, Inc. (“CEOC”) and certain of its U.S. subsidiaries filing for reorganization under Chapter 11 of the Bankruptcy Code, which resulted in the Company deconsolidating CEOC effective January 15, 2015 and (ii) uncertainties that raise substantial doubt about the ability of the Company to continue as a going concern), appearing in the joint proxy statement/prospectus, which is part of this Registration Statement and of our report dated February 14, 2017.

We also consent to the reference to us under the heading “Experts” in such joint proxy statement/prospectus.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

June 19, 2017